As filed with the Securities and Exchange Commission on July 29, 2005

Registration No. 333-124423

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOKU SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	3690	99-0351487
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2153 North King Street, Suite 300

Honolulu, Hawaii 96819

(808) 845-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dustin M. Shindo

Chairman of the Board of Directors, President and Chief Executive Officer

Hoku Scientific, Inc.

2153 North King Street, Suite 300

Honolulu, Hawaii 96819

(808) 845-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy J. Moore, Esq. John T. McKenna, Esq. Nicole C. Deiger, Esq. Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, California 94306-2155 (650) 843-5000	Scott B. Paul, Esq. Hoku Scientific, Inc. 2153 North King Street, Suite 300 Honolulu, Hawaii 96819 (808) 845-7800	Laird H. Simons III, Esq. R. Gregory Roussel, Esq. Elizabeth A. Gartland, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988-8500

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Hoku Scientific, Inc. has prepared this Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-124423) for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement. Amendment No. 6 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with the offering. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market initial listing fee. We intend to pay all expenses of registration, issuance and distribution.

Amount to be Paid
SEC registration fee	$7,391
NASD filing fee and expenses	6,783
Nasdaq National Market initial listing fee	105,000
Blue sky qualification fees and expenses	5,000
Printing and engraving expenses	130,000
Legal fees and expenses	700,000
Accounting fees and expenses	500,000
Transfer agent and registrar fees	10,000
Miscellaneous	35,826

Total	$1,500,000

Item 14.	Indemnification of Officers and Directors

The registrant’s amended and restated certificate of incorporation provides that a director will not be personally liable to the registrant or to its stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of Delaware General Corporation Law.

As permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) the registrant may, in its discretion, indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the registrant is required to advance all expenses incurred by its directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive, and (v) the registrant is authorized to enter into indemnity agreements with its directors, officers, employees and agents.

The registrant has entered into agreements with its directors and officers that require the registrant to indemnify these persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its affiliates. The indemnity agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The form of purchase agreement to be filed by amendment as Exhibit 1.1 to this registration statement provides for indemnification under certain circumstances by the underwriters of the registrant, its directors, certain of its officers and its controlling persons for certain liabilities arising under the Securities Act, or otherwise.

The registrant maintains a directors’ and officers’ insurance and registrant reimbursement policy. The policy (i) insures directors and officers against losses for which the registrant does not indemnify and which losses arise from certain wrongful acts in the indemnified parties’ capacities as directors and officers and (ii) reimburses the registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to the offering.

The Amended and Restated Rights Agreement between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

Item 15.	Recent Sales of Unregistered Securities

From inception through the date of this prospectus, the registrant has sold and issued the following unregistered securities:

1. In May 2001, the registrant issued 1,866,666 shares of common stock, at $0.000020834 per share, to two accredited investors, for aggregate cash consideration of $38.90, 216,666 shares of which were subsequently repurchased by the registrant, and issued 4,800,000 shares of common stock, at $0.000041667, to one accredited investor, for aggregate cash consideration of $200.00.

2. In December 2001, the registrant issued 53,333 shares of common stock, at $0.375 per share, to an accredited investor, for cash consideration of $20,000, all of which were subsequently repurchased by the registrant. In addition, the registrant issued 136,666 shares of common stock, at $0.5122 per share, to an accredited investor, for cash consideration of $70,000. These shares of common stock were subsequently exchanged for 136,666 shares of Series A preferred stock.

3. In March 2002, the registrant issued 33,333 shares of common stock, at $0.75 per share, to an accredited investor, for cash consideration of $25,000. These shares of common stock were subsequently exchanged for 33,333 shares of Series A preferred stock.

4. Between June 2002 and December 2002, the registrant issued 2,036,658 shares of Series A preferred stock, at $0.75 per share, to 18 accredited investors for aggregate cash consideration of $1,495,000, including the exchange of 169,999 shares of the registrant’s common stock purchased by two accredited investors as set forth in paragraphs (2) and (3) above.

5. In June 2002, the registrant issued 33,333 shares of Class A common stock, at $0.075 per share, to an accredited investor, for a total purchase price of $2,500, payable in cash or cancellation of legal fees or other amounts owed by the registrant to the accredited investor.

6. In June 2003, the registrant issued 333,333 shares of Series B preferred stock, at $3.00 per share, to an accredited investor for aggregate cash consideration of $1,000,000.

7. Between December 2003 and June 2004, the registrant issued 3,549,997 shares of Series C preferred stock, at $1.50 per share, to a total of 10 accredited investors, for aggregate cash consideration of $5,325,000.

8. Since inception, the registrant has issued to directors, officers, employees and consultants options to purchase 1,836,640 shares of common stock with per share exercise prices ranging from $0.075 to $6.00, of which options to purchase 1,144,987 shares were cancelled without being exercised, and 38,334 shares of common stock were issued upon exercise of such options.

9. Since inception, the registrant has issued warrants to purchase shares of its capital stock to the following investors:

(a) In March 2002, the registrant issued to an accredited investor a warrant to purchase 166,666 shares of Class A common stock with an exercise price of $0.075 per share, for an aggregate exercise price of $12,500.

(b) In December 2003, the registrant issued to an accredited investor a warrant to purchase 16,666 shares of Class A common stock with an exercise price of $0.075 per share, for an aggregate exercise price of $1,250. In May 2005, the registrant issued 16,666 shares of common stock in connection with the cash exercise of the warrant.

(c) In January 2005, the registrant issued to an accredited investor a warrant to purchase 16,666 shares of common stock with an exercise price of $0.525 per share, for an aggregate exercise price of $8,750.

The issuances described in paragraphs (1) and (8) above in this Item 15 were deemed exempt from registration under the Securities Act in reliance on either (a) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (b) Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

The sales and issuances of securities in the transactions described in paragraphs (2) through (7) and (9)(a) through (c), were exempt from registration pursuant to the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of securities for which the registrant relied on Rule 506 of Regulation D and/or Section 4(2) represented that they were accredited investors as defined under the Securities Act or a person described under Rule 506(b)(2)(ii) under the Securities Act. The registrant believes that the issuances are exempt from the registration requirements of the Securities Act on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein:

Exhibit Number	Exhibit Title

1.1	Form of Purchase Agreement.

3.1+	Amended and Restated Certificate of Incorporation.

3.2+	Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering.

3.3+	Bylaws.

3.4+	Form of Amended and Restated Bylaws to be effective upon the closing of the offering.

4.1+	Specimen common stock certificate.

5.1	Opinion of Cooley Godward LLP.

10.1+	Amended and Restated Rights Agreement dated December 31, 2003.

10.2+	Stock Restriction Agreement, dated June 21, 2002, by and between Dustin Shindo and Registrant.

10.3+	Amendment to Stock Restriction Agreement, dated July 16, 2003, by and between Dustin Shindo and Registrant.

Exhibit Number	Exhibit Title

10.4+	Stock Restriction Agreement, dated June 21, 2002, by and between Karl M. Taft III and Registrant.

10.5+	Amendment to Stock Restriction Agreement, dated July 16, 2003, by and between Karl M. Taft III and Registrant.

10.6+	Form of Addendum to Stock Option Agreement under the 2002 Stock Plan, as amended, by and between Scott Paul and Registrant.

10.7+	Form of Addendum to Stock Option Agreement under the 2002 Stock Plan, as amended, by and between each of the non-employee directors and Registrant.

10.8+	Form of Indemnity Agreement entered into between Registrant and each of its directors and officers.

10.9+	2002 Stock Plan, as amended.

10.10+	Form of Stock Option Agreement under the 2002 Stock Plan, as amended.

10.11+	2005 Equity Incentive Plan.

10.12+	Form of Stock Option Agreement under the 2005 Equity Incentive Plan.

10.13+	2005 Non-Employee Directors’ Stock Option Plan.

10.14+	Form of Stock Option Agreement under the 2005 Non-Employee Directors’ Stock Option Plan.

10.15+	2153 King Street Lease, dated January 1, 2003, by and between Dreal Hawaii, LLC and Registrant.

10.16+	Letter Agreement for Modification of the 2153 King Street Lease, dated April 9, 2003, by and between Dreal Hawaii, LLC and Registrant.

10.17+†	MEA Engineering Agreement, dated September 1, 2004, by and between Nissan Motor Co., Ltd. and Registrant.

10.18+†	Membrane & MEA Purchase Agreement, dated September 1, 2004, by and between Nissan Motor Co., Ltd. and Registrant.

10.19+†	Collaboration Agreement, dated March 22, 2005, by and between Nissan Motor Co., Ltd. and Registrant.

10.20+	Solicitation, Offer and Award, dated March 7, 2005, by and between the U.S. Navy, Naval Air Warfare Center Weapons Division and Registrant.

10.21+†	Agreement (Subcontract No. USN-001), dated April 7, 2005, by and between IdaTech, LLC and Registrant.

10.22+†	Agreement, dated March 17, 2003, by and between Sanyo Electric Co., Ltd. and Registrant.

10.23+†	Amendment to the Agreement dated March 17, 2003 by and between Sanyo Electric Co., Ltd. and Registrant dated September 30, 2004.

10.24†	Membrane Testing Agreement, dated March 19, 2004, by and between Nissan Motor Co., Ltd. and Registrant.

10.25†	Amendment No. 1 to Membrane Testing Agreement, dated May 17, 2004, by and between Nissan Motor Co., Ltd. and Registrant.

10.26+	Loan Agreement, dated June 9, 2005, by and between Central Pacific Bank and Registrant.

10.27+	Security Agreement, dated June 9, 2005, by and between Central Pacific Bank and Registrant.

10.28+	Mortgage, Security Agreement and Financing Statement, dated June 9, 2005, by and between Central Pacific Bank and Registrant.

10.29+	Calendar Year 2005 Executive Incentive Compensation Plan.

Exhibit Number	Exhibit Title

23.1+	Consent of independent registered public accounting firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1+	Power of Attorney.

+	Previously filed.
*	To be filed by amendment.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this registration statement and have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules.

All schedules have been omitted because they are either inapplicable or the required information has been given in the financial statements or the notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on the 29th day of July, 2005.

HOKU SCIENTIFIC, INC.

By:	/s/ DUSTIN M. SHINDO
Dustin M. Shindo Chairman of the Board of Directors, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ DUSTIN M. SHINDO Dustin M. Shindo	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	July 29, 2005

/s/ DARRYL S. NAKAMOTO Darryl S. Nakamoto	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	July 29, 2005

/s/ KARL M. TAFT III* Karl M. Taft III	Chief Technology Officer and Director	July 29, 2005

/s/ KARL E. STAHLKOPF* Karl E. Stahlkopf	Director	July 29, 2005

/s/ KENTON T. ELDRIDGE* Kenton T. Eldridge	Director	July 29, 2005

/s/ PAUL K. YONAMINE* Paul K. Yonamine	Director	July 29, 2005

*By:	/s/ DUSTIN M. SHINDO
Dustin M. Shindo Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title

1.1	Form of Purchase Agreement.

3.1+	Amended and Restated Certificate of Incorporation.

3.2+	Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering.

3.3+	Bylaws.

3.4+	Form of Amended and Restated Bylaws to be effective upon the closing of the offering.

4.1+	Specimen common stock certificate.

5.1	Opinion of Cooley Godward LLP.

10.1+	Amended and Restated Rights Agreement dated December 31, 2003.

10.2+	Stock Restriction Agreement, dated June 21, 2002, by and between Dustin Shindo and Registrant.

10.3+	Amendment to Stock Restriction Agreement, dated July 16, 2003, by and between Dustin Shindo and Registrant.

10.4+	Stock Restriction Agreement, dated June 21, 2002, by and between Karl M. Taft III and Registrant.

10.5+	Amendment to Stock Restriction Agreement, dated July 16, 2003, by and between Karl M. Taft III and Registrant.

10.6+	Form of Addendum to Stock Option Agreement under the 2002 Stock Plan, as amended, by and between Scott Paul and Registrant.

10.7+	Form of Addendum to Stock Option Agreement under the 2002 Stock Plan, as amended, by and between each of the non-employee directors and Registrant.

10.8+	Form of Indemnity Agreement entered into between Registrant and each of its directors and officers.

10.9+	2002 Stock Plan, as amended.

10.10+	Form of Stock Option Agreement under the 2002 Stock Plan, as amended.

10.11+	2005 Equity Incentive Plan.

10.12+	Form of Stock Option Agreement under the 2005 Equity Incentive Plan.

10.13+	2005 Non-Employee Directors’ Stock Option Plan.

10.14+	Form of Stock Option Agreement under the 2005 Non-Employee Directors’ Stock Option Plan.

10.15+	2153 King Street Lease, dated January 1, 2003, by and between Dreal Hawaii, LLC and Registrant.

10.16+	Letter Agreement for Modification of the 2153 King Street Lease, dated April 9, 2003, by and between Dreal Hawaii, LLC and Registrant.

10.17+†	MEA Engineering Agreement, dated September 1, 2004, by and between Nissan Motor Co., Ltd. and Registrant.

10.18+†	Membrane & MEA Purchase Agreement, dated September 1, 2004, by and between Nissan Motor Co., Ltd. and Registrant.

Exhibit Number	Exhibit Title

10.19+†	Collaboration Agreement, dated March 22, 2005, by and between Nissan Motor Co., Ltd. and Registrant.

10.20+	Solicitation, Offer and Award, dated March 7, 2005, by and between the U.S. Navy, Naval Air Warfare Center Weapons Division and Registrant.

10.21+†	Agreement (Subcontract No. USN-001), dated April 7, 2005, by and between IdaTech, LLC and Registrant.

10.22+†	Agreement, dated March 17, 2003, by and between Sanyo Electric Co., Ltd. and Registrant.

10.23+†	Amendment to the Agreement dated March 17, 2003 by and between Sanyo Electric Co., Ltd. and Registrant dated September 30, 2004.

10.24†	Membrane Testing Agreement, dated March 19, 2004, by and between Nissan Motor Co., Ltd. and Registrant.

10.25†	Amendment No. 1 to Membrane Testing Agreement, dated May 17, 2004, by and between Nissan Motor Co., Ltd. and Registrant.

10.26+	Loan Agreement, dated June 9, 2005, by and between Central Pacific Bank and Registrant.

10.27+	Security Agreement, dated June 9, 2005, by and between Central Pacific Bank and Registrant.

10.28+	Mortgage, Security Agreement and Financing Statement, dated June 9, 2005, by and between Central Pacific Bank and Registrant.

10.29+	Calendar Year 2005 Executive Incentive Compensation Plan.

23.1+	Consent of independent registered public accounting firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1+	Power of Attorney.

+	Previously filed.
*	To be filed by amendment.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this registration statement and have been filed separately with the Securities and Exchange Commission.